Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 033-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, Registration Statement No. 333-159417 on Form S-8, Registration Statement No. 333-155522 on Form S-3, and Registration Statement No. 333-170569 on Form S-3 of our reports dated March 2, 2010, relating to the consolidated financial statements of Buckeye GP Holdings L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for noncontrolling interests in 2009), and the effectiveness of Buckeye GP Holdings L.P. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K/A of Buckeye Partners, L.P. dated December 3, 2010.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 3, 2010